Exhibit 99.1

FOR IMMEDIATE RELEASE

November 21, 2014

For further information contact:

Kimberly Mulloy, Public Relations

kmulloy@bricktopproductions.com

(561) 826-9307

BRICK TOP PRODUCTIONS APPOINTS

JASON GOODMAN TO ITS BOARD OF DIRECTORS

Brick Top Productions, Inc. (otcqb:BTOP), known for its innovative, award winning and heart pounding entertainment, is pleased to announce that it has appointed Jason Goodman to its Board of Directors.

Jason Goodman, the three time Lumiere Award winning Innovator of motion picture capture, Stereographer, Director of Photography, inventor and well-known speaker, is at the vanguard of modern filmmaking.

Having graduated from New York University's renowned Tisch Film School, Jason honed his familiarity with successful film projects during a flourishing run that started more than 20 years ago.  From Cannes Film Festival favorites to innovative brand campaigns, as the Chief Executive Officer of leading production company, 21st Century 3D, Jason has created an oeuvre as substantial as some of the other great cinematographers.  His advancements in the field of virtual reality and unmanned aerial cinematography are as ground breaking as they are well-documented.  He routinely speaks around the world about modernization and disruptive filming techniques.  As a Brick Top board member, he will bring this knowledge to the Company's upcoming projects and add cutting edge methods to Brick Top's filmmaking process.

Alexander Bafer, leading Brick Top and its subsidiaries, commented, "Jason adds another ingredient to Brick Top's recipe for success.  Bringing intellectualism and pragmatism to our projects, Jason will help us lower costs and raise the quality of our feature length film and other projects."

Mr. Goodman commented, "Alex and his incredible group at Brick Top are revolutionizing the business and art of filmmaking.  I knew I had to be a part of it and look forward to substantial success."

Brick Top Productions represents the newest thinking in entertainment industry profitability.  Utilizing an amalgam of business philosophies from its impressive management team, Brick Top focuses on growth and efficiency.  Combining modern business strategy with old-fashioned industry experience, Brick Top is bringing together highly trained relative newcomers and entertainment industry stalwarts to create low risk, high profit and artistically acclaimed film projects.

For more information on Brick Top and its subsidiaries, please visit www.bricktopproductions.com and www.highfiveentertainment.net.  For more information on Jason Goodman, please visit www.21stCentury3d.com.  Brick Top’s most recent regulatory filings and financial information can also be found on the Securities and Exchange Commission’s website at www.sec.gov.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. These forward looking statements relate to, amongst other things, current expectation of the business environment in which the company operates, potential future performance, projections of future performance and the perceived opportunities in the market. The company’s actual performance, results and achievements may differ materially from the expressed or implied in such forward-looking statements as a result of a wide range of factors.